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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*



                         DIAGNOSTIC PRODUCTS CORPORATION
                         -------------------------------
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)



                                   252450-10-1
                                 --------------
                                 (CUSIP Number)



                                DECEMBER 31, 1998
              ----------------------------------------------------
              (Date of Event which Requires Filing This Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 252450-10-1              SCHEDULE 13G
         ---------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                LOUIS COLEN
          ---------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
                                                                    (b)   [ ]
          ---------------------------------------------------------------------
  (3)     SEC USE ONLY

          ---------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

                U.S.A.
          ---------------------------------------------------------------------
                       (5)     SOLE VOTING POWER:
  NUMBER OF                    901,400
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER:
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER:
 PERSON WITH                   901,400
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER:
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                901,400
          ---------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [ ]
          ---------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                6.60%
          ---------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON
                IN
          ---------------------------------------------------------------------



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Item 1(a) Name of Issuer: Diagnostic Products Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
          5700 West 96th Street
          Los Angeles, California 90045

Item 2(a) Name of Person Filing: Louis Colen

Item 2(b) Address of Principal Office: 2727 Krim Drive
                                       Los Angeles, CA 90064

Item 2(c) Citizenship: U.S.A.

Item 2(d) Title of Class of Securities: Common Stock

Item 2(e) CUSIP Number: 252450-10-1

Item 3 Statement filed Pursuant to Rules 13d-1(b) or 13(d)-2(b) or (c): Not Applicable

Item 4(a) Amount Beneficially Owned: 901,400 shares

Item 4(b) Percent of Class: 6.60%

Item 4(c) Number of shares as to which reporting person has:
         (i) sole power to vote or to direct the vote: 901,400
        (ii) shared power to vote or to direct the vote: 0
       (iii) sole power to dispose or to direct the disposition of: 901,400
        (iv) shared power to dispose or to direct the disposition of: 0

Item 5    Ownership of 5% or Less of Class: Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person: Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable

Item 8    Identification and Classification of Members of the Group:
          Not Applicable

Item 9    Notice of Dissolution of Group: Not Applicable

Item 10   Certification: Not Applicable

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 1, 1999                 By: /s/ Louis Colen
                                           -------------------------------------
                                           Louis Colen



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